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Exhibit 99.2

Isonics Corporation Announces Debut of NeutroTest™Prototype

Explosive Detection Device to Receive First Public Demonstration Via
Online Conference on Thursday, October 21

        GOLDEN, CO (October 15, 2004)—Isonics Corporation (NASDAQ: ISON), committed to the development of next-generation technology for the homeland security and semiconductor markets, has scheduled the premier public demonstration of a prototype of its NeutroTest™ explosive detection product. The presentation, which will be available to the public via the Internet, has been scheduled for Noon EDT, October 21. The announcement was made by Boris Rubizhevsky, president of Isonics Homeland Security and Defense Corporation, a wholly-owned subsidiary of Isonics.

        "Due to the response we have received from investors and industry about Isonics' NeutroTest™ explosive detection device over the last several days, we have decided to accelerate the date of our public introduction to next Thursday," said Mr. Rubizhevsky. "We will utilize the worldwide platform of the Internet to better reach investors and decision-makers in the homeland security marketplace, so that we can clearly communicate the technical and functional details of the NeutroTest™ to the public. This unique online event will be the first in a series of Internet presentations Isonics Homeland Security and Defense will conduct as it develops its anticipated new technologies and services."

        The October 21 presentation will include video footage of the functional operation of the NeutroTest™ prototype device, filmed September 24th in the Berlin, Germany laboratories of IUT-Berlin, Isonics' development partner which is developing NeutroTest™ under a research and development contract with IUT Detection Technologies, an 85%-owned Isonics subsidiary.

        The NeutroTest™ product is a portable, hand-held device designed to provide first-responders with a powerful tool for quickly and easily evaluating an explosive threat in the form of a suspicious package or purported explosive device. It was designed to be capable of detecting as little as 200 grams of TNT or other explosive material through 5 mm of steel.

        The NeutroTest™ device uses a stream of neutrons to penetrate to the interior of objects, such as packages or suitcases, and interact with the materials inside. When interacting with neutrons, every element produces a unique data "signature," consisting of back-scattered neutrons, gamma rays and other information. NeutroTest™ analyzes the data streams and informs the operator via a readable display if the contents are potentially dangerous.

        This neutron-based technology is distinct from the x-ray scanning systems commonly used in package and suitcase security inspections, and provides unique types of information about the packages or cases being evaluated. X-rays simply detect shapes and density, and provide pictures of the contents of containers. Neutrons have the ability to provide information regarding the nature of the chemical composition while x-rays do not.

        Isonics is positioning the NeutroTest™ as a moderately-priced, portable product for use by first-responders in bomb squads, airports, police departments, fire departments, customs agencies and security services worldwide.

Online Conference

        Investors interested in attending the online presentation must log onto www.trilogy-capital.com/isonics the day of the presentation. The presentation will be archived for viewing immediately following the debut presentation for a thirty day period.

About Isonics Corporation

        Isonics Corporation has three business divisions: (1) Isonics Semiconductor, (2) Isonics Life Sciences, and (3) Homeland Security and Defense. Isonics is a world leader in isotopically engineered materials and through its semiconductor division produces isotopically pure silicon-28 chemicals and wafers for the semiconductor industry. Through advances in nanotechnology, the Company is also focused on research and development opportunities for further, value-added product and application development. Isonics' Life Sciences division markets and sells stable isotopes for the health care industry such as carbon-13 for diagnostic breath tests and drug design, and radioisotopes and stable isotopes, such as oxygen-18 for positron emission tomography (PET) imaging. Stable isotopes can be thought of as ultra pure materials. This high degree of purification provides enhanced properties as compared to natural materials. Our efforts in the Homeland Security segment are nascent at the present time as we proceed to develop further our neutron-based detection technologies. Additional information may be obtained at the Company's Web site at http://www.isonics.com.

Cautionary Statement

        Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's 10-KSB for the year ended April 30, 2004, and its quarterly report on Form 10-QSB for the three months ended July 31, 2004, both as filed with the Securities and Exchange Commission, which include the Company's cash flow difficulties, dependence on significant customers, and rapid development of technology, among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company's filings with the Securities and Exchange Commission.

Contact:

  Isonics Corporation
  James Alexander, 303-279-7900
  or
  Investor Relations:
  Trilogy Capital Partners, Inc.
  Paul Karon, 800-342-1467
  paul@trilogy-capital.com

Source: Isonics Corporation

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Isonics Corporation Announces Debut of NeutroTest™Prototype